Exhibit 6.5

                     ESCROW AGREEMENT AND INSTRUCTIONS


     This Escrow Agreement and Instructions (the "Agreement") is made and entered into as of this 27th day of February, 1997, by and among InnovaCom, Inc., a Nevada corporation ("InnovaCom"), Sierra Vista Entertainment, Inc., a Nevada corporation ("Sierra Vista")(collectively, "the parties"), and Bartel Eng Linn & Schroder (the "Escrow Agent").

     WHEREAS, pursuant to the Plan and Agreement of Reorganization of even date hereof (the "Plan"), a copy of which is attached hereto as EXHIBIT A, InnovaCom and Sierra Vista intend to complete a "tax free" exchange, as contemplated by the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended; and

     WHEREAS, InnovaCom and Sierra Vista desire to facilitate the exchange of shares of Sierra Vista common stock (the "Sierra Vista Shares") for shares of InnovaCom common stock (the "InnovaCom Shares") through the use of an escrow account; and

     WHEREAS, InnovaCom and Sierra Vista desire to appoint Bartel Eng Linn & Schroder to act as Escrow Agent to receive the Sierra Vista Shares and the InnovaCom Shares from each of the parties and to distribute the same pursuant to the terms set forth herein and those contained in the Plan; and

     WHEREAS, the Escrow Agent agrees to maintain an escrow account pursuant to the terms of this Agreement and the Plan.

     NOW, THEREFORE, in consideration of the foregoing, it is hereby agreed as follows:

     1. ESTABLISHMENT OF ESCROW ACCOUNT; DELIVERIES TO AND BY THE ESCROW AGENT. By no later than the First Closing Date, as defined in the Plan, Sierra Vista shall deliver to the Escrow Agent certificates representing an aggregate of 6,500,000 shares of its previously issued and outstanding common stock, as held by the shareholders of record and indicated on "Exhibit A" to the Plan (the "Sierra Vista Shareholders"), and InnovaCom shall deliver to the Escrow Agent certificates representing an equal number of shares of its common stock with each certificate individually issued in the name of the Sierra Vista Shareholders and a certificate (the "Additional Certificate") representing 2,000,000 shares of its common stock issued in the name of "Bartel Eng Linn & Schroder as Escrow Agent"; and

     By no later than the Final Closing Date, as defined in the Plan, Sierra Vista shall deliver to the Escrow Agent additional certificates representing an aggregate of 2,000,000 shares of its outstanding common stock which shall have been issued by Sierra Vista to various purchasers, for cash, after the First Closing Date (the "New Shareholders"). The


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Escrow   Agent   shall   have  the  authority  to  release  the  Additional
Certificate, representing the 2,000,000 shares of InnovaCom common stock, to a transfer agent for purposes of receiving individual certificates for each of the New Shareholders.

     Once the Escrow Agent has received all of the deliveries from the parties and all conditions of the Plan have been satisfied or waived, as determined by the Escrow Agent in its sole discretion, the Escrow Agent shall then deliver to Sierra Vista the 8,500,000 shares of InnovaCom common stock and shall deliver to InnovaCom the 8,500,000 shares of Sierra Vista common.

     If, pursuant to the Plan, the conditions of the First Closing or the Final Closing have not been achieved, as determined by the Escrow Agent in its sole discretion, the Escrow Agent shall then return all certificates held in escrow to the respective parties and the escrow account shall be terminated.

     2. ESCROW PERIOD. The escrow shall begin with the execution of this Agreement and shall terminate when all deliveries required to be made by the Escrow Agent, pursuant to Section 1, have in fact been made.

     3. DUTIES OF ESCROW AGENT. The Escrow Agent acts hereunder as depository only and is not responsible or liable for the sufficiency, correctness, authenticity or validity of any instrument deposited with it thereunder, or the identity, authority or right of any person executing or depositing the same. The Escrow Agent is hereby authorized and directed to deliver the Additional Certificate representing 2,000,000 shares of InnovaCom common stock, received after the First Closing, to a transfer agent for purposes of having individual certificates issued in the name of each of the New Shareholders and to have the certificates returned to the Escrow Agent. The Escrow Agent will transmit all shares to be delivered hereunder by certified mail or courier to Sierra Vista or InnovaCom, as the case may be, at the addresses indicated in Section 7 hereof.

     4. RIGHTS AND LIABILITIES OF THE PARTIES. The Escrow Agent shall have the right to act upon any notice, request, waiver, consent or other paper, document, or facsimile of the same believed by the Escrow Agent to be genuine and to be signed by the proper party or parties. The Escrow Agent shall not be liable for, and both Sierra Vista and InnovaCom agree to indemnify and hold the Escrow Agent harmless from and against liability for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own wilful misconduct or recklessness. The Escrow Agent shall have no duties to anyone other than those signing this Agreement.


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     5.   CONTROVERSIES.  If any controversy arises between the parties, or with any other party, concerning the subject matter of this Agreement or its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and instruments and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in
the  Escrow Agent's sole discretion, it deems  to  be  required.   In  such
event,  the Escrow Agent will not be liable for interest or damages arising
from any  non-delivery  thereunder.   Furthermore, the Escrow Agent may, at
its option, file an action of interpleader  requiring the parties to answer
and litigate any clams and rights between themselves.   The Escrow Agent is
authorized to deposit with the clerk of the court all documents and instruments held, and the parties agree to pay all costs, expenses, charges, and attorneys' fees incurred by the Escrow Agent due to any such interpleader action. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

     6. ACTIONS BY THE ESCROW AGENT. The Escrow Agent shall be entitled to act and rely upon any statement, request, notice or instructions respecting this Agreement given to the Escrow Agent by the parties. However, any statement or notice to the Escrow Agent under this Agreement, or with respect to the termination of this Agreement, must be confirmed in writing to the Escrow Agent. At any time during the Escrow Period, the Escrow Agent has the authority to release all shares from escrow solely to the transfer agent for the purpose of breaking down the certificates held under this Agreement so long as the Escrow Agent first obtains the written consent of the parties.

     7. NOTICES. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or three business days after deposit with a recognized international courier service, delivery charges prepaid, with instructions to deliver the notice by the most expeditious means offered by courier service, addressed to the following addresses, or the next business day after delivery by facsimile transmission to the numbers listed hereinbelow, so long as an original notice is also either personally delivered or sent by means of a recognized international courier service as provided herein:


SIERRA VISTA:       Mr. F. James Anderson
                    13940 Lodestar Drive
                    Grass Valley, CA 95949
                    Facsimile: (916) 346-2681

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INNOVACOM:          Mr. Mark Koz
                    Chief Executive Officer
                    InnovaCom, Inc.
                    2855 Kifer Road, Suite 100
                    Santa Clara, CA 95051
                    Facsimile: (408) 727-8778


ESCROW AGENT:       Bartel Eng Linn & Schroder
                    300 Capitol Mall
                    Suite 1100
                    Sacramento, CA 95814
                    Attn: Scott E. Bartel
                    Facsimile: (916) 442-3442

     8. SIGNATURES AND COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one instrument. This Agreement may be executed by facsimile signature of the signature page.


     IN WITNESS WHEREOF, the parties have each caused this Agreement to be duly executed, individually or by an authorized representative, as of the date first above written.



SIERRA VISTA ENTERTAINMENT, INC.
a Nevada corporation


_______________________________
F. James Anderson, President



INNOVACOM, INC.
a Nevada corporation


_______________________________
Mark Koz, President



BARTEL ENG LINN & SCHRODER


___________________________
Scott E. Bartel